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                                                                    EXHIBIT 4.1

                               THE WET SEAL, INC.
                         1996 LONG-TERM INCENTIVE PLAN

    1. PURPOSE. The purpose of The Wet Seal, Inc. 1996 Long-Term Incentive Plan (the "Plan") is to strengthen The Wet Seal, Inc., a Delaware corporation ("Corporation"), by providing to employees, officers, directors, consultants and independent contractors of the Corporation or any of its subsidiaries (including dealers, distributors, and other business entities or persons providing services on behalf of the Corporation or any of its subsidiaries) added incentive for high levels of performance and unusual efforts to increase the earnings and long-term growth of the Corporation. The Plan seeks to accomplish this purpose by enabling specified persons to purchase or acquire shares of the Class A Common Stock of the Corporation, stock appreciation rights or other equity based rights thereby increasing their proprietary interest in the Corporation's success and encouraging them to remain in the employ or service of the Corporation. The Plan allows the issuance of stock options, stock appreciation rights, restricted or nonrestricted awards of shares, performance grants, certain limited rights issued in tandem with options, or any combination of the foregoing.

    2. CERTAIN DEFINITIONS. As used in this Plan, the following words and phrases shall have the respective meanings set forth below, unless the context clearly indicates a contrary meaning:

           2.1  "BOARD OF DIRECTORS":  The Board of Directors of the
       Corporation.

           2.2 "CAUSE": Cause shall include termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith or any conduct detrimental to the interests of the Corporation. The determination of the Option Committee with respect to whether a termination for cause has occurred shall be final and conclusive.

           2.3 "CHANGE IN CONTROL": An event consisting of any person or group both (a) becoming the beneficial owner directly or indirectly of 20% or more of the outstanding Shares after the effective date of the Plan and
       (b) of whose beneficial share ownership exceeds the numbers of shares owned beneficially by all directors and officers of the Corporation (excluding shares owned beneficially by any director or officer who is the person or a member of the group). The existence of a "group" and the "beneficial ownership" of Shares shall be determined in accordance with
       Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

           2.4  "CODE":  The Internal Revenue Code of 1986, as amended.

           2.5 "DISABILITY": The inability to engage in any substantial gainful activity by reasons of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, subject to such other limitations and conditions imposed by Code Section 22(e)(3).

           2.6 "FAIR MARKET VALUE PER SHARE": The fair market value per share of the Shares as determined by the Option Committee in good faith. The Option Committee is authorized to make its determination as to the fair market value per share of the Shares on the following basis: (i) if the Shares are traded only otherwise than on a securities exchange and are not quoted on the National Association of Securities Dealers, Inc.'s Automated Quotation System ("NASDAQ"), but are quoted on the Over The Counter Electronic Bulletin Board operated by NASDAQ, the greater of (a) the average of the mean between the average daily bid and average daily asked prices of the Shares during the thirty (30) day period preceding the date of grant of an Option, as quoted on the Over The Counter Electronic Bulletin Board operated by NASDAQ, or (b) the mean between the average daily bid and average daily asked prices of the Shares on the


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       date of grant, as published on such bulletin board; (ii) if the Shares are traded only otherwise than on a securities exchange and are quoted on NASDAQ, the greater of (a) the average of the closing transaction price of the Shares during the thirty (30) day period preceding the date of grant of an Option, as reported by the Wall Street Journal and (b) the closing transaction price of the Shares on the date of grant of an Option, as reported by the Wall Street Journal; (iii) if the Shares are admitted to trading on a securities exchange, the greater of (a) the average of the daily closing prices of the Shares during the ten (10) trading days preceding the date of grant of an Option, as quoted in the Wall Street Journal, or (b) the daily closing price of the Shares on the date of grant of an Option, as quoted in the Wall Street Journal; or (iv) if the Shares are traded only otherwise than as described in (i), (ii) or
       (iii) above, or if the Shares are not publicly traded, the value determined by the Option Committee in good faith based upon the fair market value as determined by completely independent and well qualified experts.

           2.7 "INCENTIVE STOCK OPTION": An Option intended to qualify for treatment as an incentive stock option under Code Sections 421 and 422, and designated as an Incentive Stock Option.

           2.8 "LIMITED RIGHT": A limited right granted pursuant to Section 8 of the Plan.

           2.9 "NONQUALIFIED OPTION": An Option not qualifying as an Incentive Stock Option.

           2.10  "OPTION":  A stock option granted under the Plan.

           2.11 "OPTION AGREEMENT": The document setting forth the terms and conditions of each Option.

           2.12 "OPTION COMMITTEE": The committee selected and designated by the Board of Directors as the "Option Committee" consisting of not less than three (3) members of the Board of Directors all of whom are "outside directors" within the meaning of Code Section 162(m) and the applicable regulations and "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act.

           2.13  "OPTIONEE":  The holder of an Option.

           2.14  "PERFORMANCE GRANT":  A performance grant granted pursuant to
       Section 9 of the Plan.

           2.15  "RETIREMENT":  Retirement as defined by the Option Committee.

           2.16 "SAR": A stock appreciation right granted pursuant to Section 7 of the Plan.

           2.17  "SHARES":  The shares of Class A Common Stock of the
       Corporation.

           2.18  "SUBSIDIARY":  Any corporation within the meaning of Code
       Section 424(f), or similar successor section.

    3.  ADMINISTRATION OF PLAN.

           3.1 IN GENERAL. This Plan shall be administered by the Option Committee. Any action of the Option Committee with respect to administration of the Plan shall be taken pursuant to (i) a majority vote at a meeting of the Option Committee (to be documented by minutes), or
       (ii) the unanimous written consent of its members.

           3.2 AUTHORITY. With the exception of any grants to members of the Option Committee, which shall be made and administered exclusively by the Board of Directors pursuant to the express terms of this Plan, subject to the express provisions of this Plan, the Option Committee shall have the authority to: (i) construe and interpret the Plan, decide all questions and settle all controversies and disputes which may arise in connection with the Plan and to define the terms used therein; (ii) prescribe, amend and rescind rules and regulations relating to administration of


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       the Plan; (iii) determine the purchase price of the Shares covered by each Option, SAR, Limited Right, Performance Grant or other grant hereunder and the method of payment of such price, individuals to whom, and the time or times at which, an Option, SAR, Limited Right, Performance Grant or other grant hereunder shall be granted and exercisable and the number of Shares covered by each Option, SAR, Limited Right, Performance Grant or other grant hereunder; (iv) determine the terms and provisions of the respective Option Agreements (which need not be identical) or any other written agreement evidencing any rights under the Plan; (v) determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan; and (vi) make all other determinations necessary or advisable to the administration of the Plan. Determinations of the Option Committee on matters referred to in this
       Section 3.2 shall be conclusive and binding on all parties howsoever concerned. With respect to Incentive Stock Options, the Option Committee shall administer the Plan in compliance with the provisions of Code
       Section 422 as the same may hereafter be amended from time to time. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Option, SAR, Limited Right, Performance Grant, or any other right granted hereunder.

    4.  ELIGIBILITY AND PARTICIPATION.

           4.1 IN GENERAL. Only officers, employees and directors who are also employees of the Corporation or any Subsidiary shall be eligible to receive grants of Incentive Stock Options. Officers, employees and directors of the Corporation or any Subsidiary, as well as consultants, independent contractors or other service providers of the Corporation or any Subsidiary shall be eligible to receive grants of Nonqualified Options, SARs, Limited Rights, Performance Grants, or any other rights. Within the foregoing limits, the Option Committee, from time to time, shall determine and designate persons to whom Options, SARs, Limited Rights, Performance Grants or any other rights may be granted. All such designations shall be made in the absolute discretion of the Option Committee and shall not require the approval of the shareholders, except as expressly set forth herein. In determining (i) the number of Shares to be covered by each of the Options, SARs, Limited Rights, Performance Grant or any other grants, (ii) the purchase price for such Shares and the method of payment of the purchase price (subject to the other sections hereof), (iii) the individuals of the eligible class to whom Options, SARs, Limited Rights, Performance Grants or any other rights shall be granted, (iv) the terms and provisions of the respective Option Agreements or other written agreements, and (v) the times at which such Options, SARs, Limited Rights, Performance Grants or any other rights shall be granted, the Option Committee shall take into account such factors as it shall deem relevant in connection with accomplishing the purpose of the Plan as set forth in Section 1. An individual who has been granted an Option, SAR, Limited Right, Performance Grant or any other rights may be granted additional Options, SARs, Limited Rights, Performance Grants or any other rights if the Option Committee shall so determine.

           4.2 CERTAIN LIMITATIONS. The Option Committee may, in its sole discretion, grant an Optionee Options such that the sum of (i) the aggregate fair market value (determined at the time the Incentive Stock Options are granted) of the Shares subject to all Options granted under the Plan which are exercisable for the first time by such Optionee during the same calendar year, plus (ii) the aggregate fair market value (determined at the time the Options are granted) of all Shares subject to all other incentive stock options granted to such Optionee after December 31, 1986 by the Corporation, its parent and Subsidiaries which are exercisable for the first time during such calendar year, exceeds One Hundred Thousand Dollars ($100,000). To the extent that the sum of (i) and (ii) of this Section 4.2 does not exceed $100,000, the Optionee shall be entitled to be granted Incentive Stock Options, and the Option Committee shall specify whether, and to the extent, the Optionee is granted Incentive Stock Options or Nonqualified Options. No


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       Incentive Stock Options shall be granted to the extent that the sum of
       (i) and (ii) of this Section 4.2 exceeds $100,000, and all Options granted in excess shall be Nonqualified Options. The Option Committee should be aware that Incentive Stock Options granted in excess of such $100,000 limit will not qualify as Incentive Stock Options under the Code, but instead will be Nonqualified Stock Options. Therefore, in denominating Options as Incentive Stock Options the Option Committee should carefully consider all options granted after December 31, 1986, which were intended to be Incentive Stock Options under the Code in an attempt to ensure that Incentive Stock Options are actually Incentive Stock Options under the Code. The Option Agreements for Incentive Stock Options shall contain a provision which informs the Optionee of the $100,000 limit and that the Options may in fact not be Incentive Stock Options under the Code to the extent that the $100,000 limit has been exceeded.

    5.  AVAILABLE SHARES AND ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

           5.1 SHARES. Subject to adjustment as provided in Section 5.2 below, the total number of Shares to be subject to Options, SARs, Limited Rights, Performance Grants or other rights granted pursuant to this Plan shall not exceed seven hundred thousand (700,000) Shares. No employee shall be entitled to receive rights to more than seven hundred thousand (700,000) Shares under this Plan. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Corporation; the Option Committee shall be empowered to take any appropriate action required to make Shares available for Options granted under this Plan. If any Options, SARs, Limited Rights, Performance Grants or other rights are surrendered before exercise or lapse without exercise in full or for any other reason cease to be exercisable, the Shares reserved therefore shall continue to be available under the Plan.

           5.2 ADJUSTMENTS. As used herein, the term "Adjustment Event" means an event pursuant to which the outstanding Shares of the Corporation are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Corporation, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the occurrence of an Adjustment Event,
       (i) appropriate and proportionate adjustments shall be made to the number and kind of shares and exercise price for the shares subject to the Options, SARs, Limited Rights, Performance Grants or other rights which may thereafter be granted under the Plan, (ii) appropriate and proportionate adjustments shall be made to the number and kind of and exercise price for the Shares subject to the then outstanding Options, SARs, Limited Rights, Performance Grants or other rights granted under this Plan, and (iii) appropriate amendments to the Option Agreements, or other agreements shall be executed by the Corporation and the Optionees or parties if the Option Committee determines that such an amendment is necessary or desirable to reflect such adjustments. If determined by the Option Committee to be appropriate, in the event of an Adjustment Event which involves the substitution of securities of a corporation other than the Corporation, the Option Committee shall make arrangements for the assumptions by such other corporation of any Options, SARs, Limited Rights, Performance Grants, stock grants or other rights then or thereafter outstanding under the Plan. Notwithstanding the foregoing, such adjustment in outstanding Options, SARs, Limited Rights, Performance Grants, stock grants or other rights shall be made without change in the total exercise price applicable to the unexercised portion of the Options, SARs, Limited Rights, Performance Grants, stock grants or other rights, but with an appropriate adjustment to the number of shares, kind of shares and exercise price for each share subject to the Options, SARs, Limited Rights, Performance Grants, stock grants or other rights. The determination by the Option Committee as to what adjustments, amendments or arrangements shall be made pursuant to this Section 5.2, and the


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       extent thereof, shall be final and conclusive. No fractional Shares shall be issued under the Plan on account of any such adjustment or arrangement.

    6.  TERMS AND CONDITIONS OF OPTIONS.

           6.1 INTENDED TREATMENT AS INCENTIVE STOCK OPTIONS. Incentive Stock Options granted pursuant to this Plan are intended to be "incentive stock options" to which Code Sections 421 and 422 apply, and the Plan shall be construed and administered to implement that intent. If all or any part of an Incentive Stock Option shall not be an "incentive stock option" subject to Sections 421 or 422 of the Code, such Option shall nevertheless be valid and carried into effect. All Options granted under this Plan shall be subject to the terms and conditions set forth in this
       Section 6.1 (except as provided in Section 5.2) and to such other terms and conditions as the Option Committee shall determine to be appropriate to accomplish the purpose of the Plan as set forth in Section 1.

           6.2  AMOUNT AND PAYMENT OF EXERCISE PRICE.

               6.2.1 EXERCISE PRICE. The exercise price per Share for each Share which the Optionee is entitled to purchase under a Nonqualified Option shall be determined by the Option Committee but shall not be less than one hundred percent (100%) of the Fair Market Value Per Share on the date of the grant of the Nonqualified Option. The exercise price per Share for each Share which the Optionee is entitled to purchase under an Incentive Stock Option shall be determined by the Option Committee but shall not be less than one hundred percent (100%) of the Fair Market Value Per Share on the date of the grant of the Incentive Stock Option; provided, however, that the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value Per Share on the date of the grant of the Incentive Stock Option in the case of an individual then owning (within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or Subsidiaries.

               6.2.2 PAYMENT OF EXERCISE PRICE. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Option Committee and may consist of promissory notes, other Shares or such other consideration and method of payment for the Shares as may be permitted under applicable federal and state laws.

           6.3  EXERCISE OF OPTIONS.

               6.3.1 Each Option granted under the Plan shall be exercisable at such times and under such conditions as may be determined by the Option Committee at the time of the grant of the Option and as shall be permissible under the terms of the Plan; provided, however, in no event shall an Option be exercisable after the expiration of ten (10) years from the date it is granted, and in the case of an Optionee owning (within the meaning of Code Section 424(d)), at the time an Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or Subsidiaries, such Incentive Stock Option shall not be exercisable later than five (5) years after the date of grant.

               6.3.2 An Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than one hundred (100) Shares and shall not include any fractional shares.

           6.4 EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP. The effect of termination of an Optionee's employment or other relationship with the Corporation on such Optionee's rights to acquire Shares shall be as follows:


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               6.4.1  TERMINATION FOR OTHER THAN DISABILITY, CAUSE, RETIREMENT,
           OR DEATH. If an Optionee ceases to be employed by, or ceases to have a relationship with, the Corporation for any reason other than for Disability, Cause, Retirement, or death, such Optionee's Options shall expire not later than three (3) months thereafter. During such three (3) month period and prior to the expiration of the Option by its terms, the Optionee may exercise any Option granted to him, but only to the extent such Options were exercisable on the date of termination of his employment or relationship and except as so exercised, such Options shall expire at the end of such three (3) month period unless such Options by their terms expire before such date. The decision as to whether a termination for a reason other than Disability, Cause, Retirement or death has occurred shall be made by the Option Committee, whose decision shall be final and conclusive, except that employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Corporation.

               6.4.2 TERMINATION FOR DISABILITY OR DEATH. If an Optionee ceases to be employed by, or ceases to have a relationship with, the Corporation by reason of Disability or death, such Optionee's Options shall become fully vested and exercisable and shall expire not later than one (1) year thereafter. During such one (1) year period and prior to the expiration of the Option by its terms, the Optionee, or his executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, may exercise any Option granted to him or her, and except as so exercised, such Options shall expire at the end of such one (1) year period unless such Options by their terms expire before such date. The decision as to whether a termination by reason of Disability has occurred shall be made by the Option Committee, whose decision shall be final and conclusive.

               6.4.3 RETIREMENT OF AN OPTIONEE. If the Optionee ceases to be employed by, or ceases to have a relationship with, the Corporation by reason of Retirement, such Optionee's Options shall become fully vested and exercisable and shall expire not later than two (2) years thereafter. During such two (2) year period and prior to the expiration of the Options by their terms, such Options may be exercised by Optionee. The decision as to whether a termination by reason of Retirement has occurred shall be made by the Option Committee, whose decision shall be final and conclusive.

               6.4.4 TERMINATION FOR CAUSE. If an Optionee's employment by, or relationship with, the Corporation is terminated for Cause, such Optionee's Option shall expire immediately; provided, however, the Option Committee may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Option by giving written notice of such waiver to the Optionee at such Optionee's last known address. In the event of such waiver, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if such Optionee had ceased to be employed by, or ceased to have a relationship with, the Corporation upon the date of such termination for a reason other than Disability, Cause, Retirement or death.

           6.5 WITHHOLDING OF TAXES. As a condition to the exercise, in whole or in part, of any Options the Option Committee may in its sole discretion require the Optionee to pay, in addition to the purchase price of the Shares covered by the Option an amount equal to any federal, state or local taxes that may be required to be withheld in connection with the exercise of such Option. Alternatively, the Corporation may issue or transfer the Shares pursuant to exercise of the Option net of the number of Shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the Shares shall be valued on the date the withholding obligation is incurred.


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           6.6  NO RIGHTS TO CONTINUED EMPLOYMENT OR RELATIONSHIP.  Nothing
       contained in the Plan or in any Option Agreement shall obligate the Corporation to employ or have another relationship with any Optionee for any period or interfere in any way with the right of the Corporation to reduce such Optionee's compensation or to terminate the employment of or relationship with any Optionee at any time.

           6.7 TIME OF GRANTING OPTIONS. The time an Option is granted, sometimes referred to herein as the date of grant, shall be the day the Corporation executes the Option Agreement; provided, however, that if appropriate resolutions of the Option Committee indicate that an Option is to be granted as of and on some prior or future date, the time such Option is granted shall be such prior or future date.

           6.8 PRIVILEGES OF STOCK OWNERSHIP. No Optionee shall be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to such Optionee. No Shares shall be purchased upon the exercise of any Option unless and until, in the opinion of the Corporation's counsel, any then applicable requirements of any laws or governmental or regulatory agencies having jurisdiction and of any exchanges upon which the stock of the Corporation may be listed shall have been fully complied with.

           6.9 SECURITIES LAWS COMPLIANCE. The Corporation will diligently endeavor to comply with all applicable securities laws before any Options are granted under the Plan and before any Shares are issued pursuant to Options. Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary or advisable in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Option Committee. The Option Committee in its discretion may cause the Options and Shares underlying the Options to be registered under the Securities Act of 1933, as amended, by the filing of a Form S-8 Registration Statement covering the Options and Shares underlying such Options. Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.

           6.10 OPTION AGREEMENT. Each Incentive Stock Option and Nonqualified Option granted under this Plan shall be evidenced by the appropriate written Stock Option Agreement ("Option Agreement") executed by the Corporation and the Optionee containing each of the provisions and agreements specifically required to be contained therein pursuant to this
       Section 6, and such other terms and conditions as are deemed desirable by the Option Committee and are not inconsistent with the purpose of the Plan as set forth in Section 1.

    7.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS ("SARS").

        7.1 Subject to the other applicable provisions of the Plan, the Option Committee shall have the authority to grant SARs to any Optionee, either at the time of grant of an Option or thereafter by amendment to an Option. The exercise of an Option shall result in an immediate cancellation of its corresponding SAR, and the exercise of an SAR shall cause an immediate cancellation of its corresponding Option. SARs shall be subject to such other terms and conditions as the Option Committee may specify. An SAR shall expire at the same time as the related Option expires and shall be transferable only when, and under the same conditions as, the related Option is transferable.

        An SAR shall be exercisable only when, to the extent and on the condition that the related Option is exercisable. No SAR may be exercised unless the Fair Market Value Per Share of Common Stock of the Corporation on the date of exercise exceeds the exercise price of the related Option.

        Upon the exercise of an SAR, the Optionee shall be entitled to receive an amount equal to the difference between the Fair Market Value Per Share on the date of exercise and the exercise price of


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    the Option to which the SAR corresponds. The Option Committee shall decide whether such payment shall be in cash, in shares or in a combination thereof.

        All SARs will be exercised automatically to the extent the related Option is then exercisable at the end of the last business day prior to the expiration date of the related Option at the end of its stated term or following the death, Disability or Retirement of the participant or the termination of the participant's employment by the Company for any reason other than Cause, so long as the Fair Market Value Per Share of the Company's Common Stock on that date exceeds the exercise price of the related Option.

    8.  TERMS AND CONDITIONS OF LIMITED RIGHTS

        Subject to the other applicable provisions of the Plan, the Option Committee shall have authority to grant Limited Rights with respect to all or some of the Shares covered by an Option at the time the Option is granted or by amendment to an Option previously granted.

        A Limited Right shall be exercisable only during the sixty (60) day period which begins on the date of a Change in Control or, if stated in the Limited Right grant, upon the occurrence of an event described in Section 5.2.

        Any Limited Right not exercised as provided herein shall terminate unless otherwise determined by the Option Committee. The termination of a Limited Right shall not affect the related Option.

        Upon exercise of a Limited Right, the holder shall be entitled to receive from the Corporation, for each Limited Right being exercised, in cash, an amount equal to the difference between the Fair Market Value Per Share on the exercise and grant dates.

        If a holder of Limited Rights ceases to be employed by the Corporation for any reason, his or her unexercised Limited Rights shall expire at the time the related Option expires or is exercised. Upon exercise of a Limited Right the related Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. A Limited Right granted in relation to an Incentive Stock Option shall comply with the requirements of Section 422 of the Code and the applicable regulations.

    9.  TERMS AND CONDITIONS OF PERFORMANCE GRANTS

        Subject to the other applicable provisions of the Plan, Performance Grants may be awarded to participants at any time and from time to time as determined by the Option Committee. The Option Committee shall have complete discretion in determining the size and composition of Performance Grants issued to a participant and the appropriate period over which performance is to be measured ("performance cycle"). Performance Grants may include (i) specific dollar-value target grants, (ii) performance units, the value of each such unit being determined by the Option Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the Fair Market Value Per Share.

        The value of each Performance Grant may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., net earnings) selected by the Option Committee. The Option Committee shall establish performance goals, that, depending on the extent to which they are met, will determine the ultimate value of the Performance Grant or the portion of such Performance Grant earned by participants, or both.

        The Option Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Option Committee may select from time to time. During any performance cycle, the Option Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.


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        The Option Committee shall determine the portion of each Performance
    Grant that is earned by a participant on the basis of the Corporation's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a Performance Grant may be paid out in restricted or nonrestricted shares, cash or a combination of both as the Option Committee may determine.

        A participant must be an employee of the Corporation at the end of the performance cycle in order to be entitled to payment of a Performance Grant issued in respect of such cycle; provided, however, that as otherwise determined by the Option Committee, if a participant ceases to be an employee of the Corporation upon the occurrence of his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the Performance Grant based upon the elapsed portion of the performance cycle and the Corporation's performance over that portion of such cycle.

        The Option Committee shall have the discretion to determine the minimum portion (if any) of the Performance Grant that a participant may earn in the event of a Change in Control prior to the end of the performance cycle. The Option Committee shall give due consideration to the participant's established target award, the elapsed portion of the performance cycle, the Corporation's performance over that portion of the cycle, and such other factors deemed relevant by the Option Committee.

        In the event of a Change in Control a participant shall earn no less than the portion of the Performance Grant that the participant would have earned if the performance cycle(s) had terminated as of the date of the Change in Control.

    10.  TERMS AND CONDITIONS OF RESTRICTED AND NONRESTRICTED SHARE AWARDS.

        Subject to the other applicable provisions of the Plan, the Option Committee may at any time and from time to time award Shares to such participants and in such amounts as it determines. Each award of Shares shall specify the applicable restrictions, if any, on such Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the award. Notwithstanding the foregoing, the Option Committee may reduce or shorten the duration of any restriction applicable to any Shares awarded to any participant under the Plan.

        Restricted Shares may be issued at the time of award subject to forfeiture if the restrictions do not lapse or upon lapse of the restrictions. If Shares are issued at the time of the award, the participant will be required to deposit the certificates with the Corporation during the period of any restriction thereon and to execute a blank stock power therefor. Except as otherwise provided by the Option Committee, during such period of restriction the participant shall have all of the rights of a holder of Shares (including but not limited to dividends), and to vote. If Shares are issued upon lapse of restrictions, the Option Committee may provide that the participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Corporation on its Shares to stockholders of record after the award and prior to the issuance of the Shares.

        Except as otherwise provided by the Option Committee, on termination of a grantee's employment due to death, Disability, Retirement or a Change in Control during any period of restriction, all restrictions on Shares awarded to such grantee shall lapse. On termination of a grantee's employment for any other reason, all restricted Shares subject to awards made to such grantee shall be forfeited to the Company.

    11.  PLAN AMENDMENT AND TERMINATION.

           11.1 AUTHORITY OF OPTION COMMITTEE. The Option Committee may at any time discontinue granting Options, Shares, SARs, Limited Rights, Performance Grants, or other rights under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an


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

       Optionee or grantee, make such modification of the terms and conditions of such Option or grant as it shall deem advisable. An amendment or modification made pursuant to the provisions of this Section 11.1 shall be deemed adopted as of the date of the action of the Option Committee effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof (i) within twelve (12) months before or after the effective date by shareholders of the Corporation holding not less than a majority vote of the voting power of the Corporation voting in person or by proxy at a duly held shareholders meeting when required to maintain or satisfy the requirements of Code Section 422 with respect to Incentive Stock Options, or Code Section 162(m) with respect to performance-based compensation,
       (ii) by any appropriate governmental agency, or (iii) when required by a securities exchange or automated quotation system. No Option may be granted during any suspension or after termination of the Plan.

           11.2 TEN (10) YEAR MAXIMUM TERM. Unless previously terminated by the Option Committee, this Plan shall terminate on August 22, 2006, and no Options, SARs, Limited Rights, Performance Grants, or other rights shall be granted under the Plan thereafter.

           11.3 EFFECT ON OUTSTANDING RIGHTS. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option or other rights theretofore granted.

    12. EFFECTIVE DATE OF PLAN. This Plan shall be effective as of August 22, 1996, the date the Plan was adopted by the Board of Directors. The Option Committee shall be authorized and empowered to make grants pursuant to this Plan prior to such approval of this Plan by the Corporation's shareholders; provided, however, that such grants shall be made subject to, and conditioned upon, such shareholder approval and if the Plan is not approved by the holders of a majority of the Shares present in person or by proxy and entitled to vote at the Corporation's 1996 Annual Meeting of Shareholders, the Plan and all grants made hereunder shall be void.

    13.  MISCELLANEOUS PROVISIONS.

           13. NONTRANSFERABILITY OF RIGHTS. All Options, SARs, Limited Rights, Performance Grants, and other rights granted under the Plan shall be nontransferable, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during the grantee's lifetime only by such grantee.

           13.2 LIMITATION ON BENEFITS. No Option, SAR or Limited Right may be exercised, no share award will vest and no Performance Grant will be paid to the extent such exercise, vesting or payment will create an "excess parachute payment" as defined in Section 280G of the Code.

           13.3 EXCULPATION AND INDEMNIFICATION. The Corporation shall indemnify and hold harmless the Option Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful conduct and/or criminal acts of such persons.

           13.4 GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of California and the Code.

           13.5 COMPLIANCE WITH APPLICABLE LAWS. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares upon the exercise of an Option shall relieve the Corporation of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.


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

           13.6 NON-UNIFORM DETERMINATIONS. The Option Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.


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